UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 19, 2017

Date of Report (Date of earliest event reported)

AGRO CAPITAL MANAGEMENT CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-185928	33-1230673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Reitler Kailas & Rosenblatt LLC 885 Third Ave., 20th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 209-3061

Registrant’s telephone number, including area code

1255 W. Rio Salado Pkwy

Suite 215

Tempe, Arizona 85281

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) On May 19, 2017, Agro Capital Management Corp. (the “Registrant”) received a written letter of resignation from Christopher Xavier Dorairaj stating that he resigned, effective immediately from his position as Chief Executive Officer, Secretary and Treasurer of the Registrant as well as from his position on the Board of Directors (the “Board”) of the Registrant. Mr. Dorairaj resigned to pursue other business opportunities and not as a result of any dispute or disagreement with the Registrant.

(c) and (d) On May 19, 2017, the Board of the Registrant appointed Badurul Hisam Bin Samsuddin to the Board in order to fill the vacancy created by the resignation of Mr. Dorairaj. The Board of the Registrant also appointed Mr. Samsuddin as Chief Executive Officer, Secretary and Treasurer of the Registrant.

Mr. Samsuddin, age 29, has more than five years of experience in Islamic capital markets during his tenure as a manager with an Islamic asset management company in Malaysia from 2010 to 2016. During this period, he was involved in Shariah compliance supervision in relation to submissions for the issuances of Sukuk, structured products, collective investment schemes and Islamic Real Estate Investment Trusts (REITs). He has actively participated in various industry development initiatives, namely the International Organization of Securities Commission (IOSCO) Task Force on Islamic Capital Markets, Islamic Financial Services Board’s (IFSB) Governance of Islamic Investment Funds Working Group, technical member for the publication of Resolutions of the Securities Commission Shariah Advisory Council and Islamic capital markets educational and promotional programs. He obtained his Bachelor of Syariah (1st Class Honours) from University of Malaya, Malaysia in 2008. Currently, he is also a director of Agro Capital Management Berhad.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRO CAPITAL MANAGEMENT, CORP.

DATE: May 22, 2017

By:	/s/ Badurul Hisam Bin Samsuddin
Name:	Badurul Hisam Bin Samsuddin
Title:	CEO

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